 Thursday, May 23, 2002

Mr. David Davis White
4985 Sherbrooke Street
Vancouver, British Columbia
V5W 3M1

AND

Mr. Thomas James Illidge
Goldbridge, British Columbia
VOK 1P0

Dear Sirs,

LETTER AGREEMENT

This agreement is by and between J-Pacific Gold Inc., a registered corporation in British Columbia (hereinafter referred to as JPN) and Mr. David Davis White of Vancouver, British Columbia and Mr. Thomas James Illidge of Goldbridge, British Columbia (hereinafter jointly referred to as "W&I").

1. W&I represents that they are the sole owners of four (4) Crown Granted mining claims known as the "Elizabeth Property" ("The Property") located in the Lillooet Mining District, British Columbia as described in Exhibit A attached to this document, that the grants have been properly maintained with the Province of British Columbia and are in good standing with no liens or obligations outstanding against them.

2. In return for $1.00 and other good and valuable consideration, W&I grants to JPN an option to purchase all of its interest in The Property under the following terms and conditions:

A. Cash Payments - JPN shall make the following cash payments to W&I:

1) $10,000 at signing.
2) $5,000 at the first anniversary of this agreement.

B. Share Issuance - Subject to TSX Venture Exchange approval, JPN shall issue to W&I, common shares of the Company, under the following schedule:

1) 50,000 shares on signing.
2) 50,000 shares at the first anniversary of the agreement.
3) 50,000 shares upon the exercise of the option.
4) 50,000 shares upon the commencement of production.

C. Work Commitments - JPN agrees to complete the following schedule of exploration work commitments on The Property:

1) $200,000 by December 31, 2003,
2) $150,000 by December 31, 2004,
3) $150,000 by December 31, 2005.

D. Production Royalty - W&I shall retain a 4% Net Smelter Royalty ("NSR") royalty interest in The Property and:

1) W&I grants to JPN an option to purchase up to two (2) percentage points of the NSR royalty for $1,000,000 per percentage point.

2) Federal and Provincial royalties, if any, shall be deducted as an expense prior to calculation of the retained NSR royalty.

3) Commencing at the second anniversary of this agreement, JPN shall pay Advanced Minimum Royalty (AMR) payments of $10,000 per year to W&I, which shall be cumulatively deductible from any NSR production royalties due.

E. Exercise of Option to Purchase - Upon JPN having made the aggregate expenditures of $500,000, made the prescribed cash payments, issued the prescribed shares, made the prescribed AMR payments and completed a bankable-quality feasibility study prepared by an independent and registered professional engineer, the option will deemed to be exercised and JPN shall have acquired 100% rights and title to The Property subject to the NSR.

G. Claim Maintenance - All filings and fees to maintain The Property will be the responsibility of JPN, with copies to W&I at least 30 days prior to due date or W&I will have the option to make those filings and JPN will reimburse W&I twice the amount of the actual fees paid by W&I within 60 days or forfeit all rights to The Property.

H. Termination - JPN may terminate this agreement at any time by providing written notice to W&I and paying all fees, if any, due during the ninety (90) days following the date of the written notice.

I. Data - Upon termination JPN shall provide W&I all cores, cuttings, samples and all factual data it has generated.

J. Environmental Liability - JPN shall be responsible for all environmental damages caused by it and will indemnify W&I for these environmental damages.

K. Successors and Assigns - All terms will be binding upon the assigns, heirs, and successors of each party.

L. Regulatory Approval This Letter Agreement is subject to the approval of the TSX Venture Exchange and the British Columbia Securities Commission.

M. Laws This Letter Agreement shall be governed by the laws of the Province of British Columbia.

N. Final Agreement - The parties to this agreement shall work diligently to conclude a formal Option to Purchase Agreement as soon as practicable.

IN WITNESS WHEREOF the parties hereto have executed these presents.

Exhibit A

In this Letter Agreement, the Elizabeth Property ("The Property"), collectively refers to the following undersurface rights in the Lillooet Mining District, Caribou Assessment Area, Province of British Columbia:

1. All minerals precious and base save coal petroleum and natural gas lying in and under DL 7400 Lillooet District known as "Elizabeth No 1" mineral claim.

2. All minerals precious and base save coal petroleum and natural gas lying in and under DL 7401 Lillooet District known as "Elizabeth No 2" mineral claim.

3. All minerals precious and base save coal petroleum and natural gas lying in and under DL 7402 Lillooet District known as "Elizabeth No 3" mineral claim.

4. All minerals precious and base save coal petroleum and natural gas lying in and under DL 7403 Lillooet District known as "Elizabeth No 4" mineral claim.